Exhibit 99.1

ENOCHIAN BIOSCIENCES, INC.

Century City Medical Plaza

2080 Century City East

Suite 906

Los Angeles, CA 90067

July 2, 2018

Dear Shareholder,

On behalf of the Board of Enochian BioSciences, Inc.,we are pleased to share an update on the progress of our company following the acquisition of Enochian Biopharma, Inc.

The Acquisition of Enochian Biosciences

On February 15, 2018, we successfully closed the acquisition of Enochian Biopharma Inc., and subsequently changed our name from DanDrit Biotech USA, Inc. to Enochian BioSciences, Inc. (OTC: ENOB). As part of our agreement to acquire Enochian Biopharma and its technology, we agreed as a condition to the acquisition to have at least USD 18 million in cash on hand to fund our operations post-acquisition. As part of a capital raise to fulfill that condition, we sold a total of 1,677,130 shares of our common stock at USD 8.00 per share for proceeds of approximately USD 13.4 million.

Before completing the acquisition of Enochian Biopharma, we engaged in due diligence to assess the value of its proprietary technology related to the treatment of HIV. This included our internal evaluation of the viability of the technology, an evaluation by intellectual property counsel on the intellectual property rights associated with such technology, and an independent valuation on the technology. The independent valuation firm provided us with a USD 409,170,000 valuation of the acquired technology.

The final valuation report was based on confidential trade secrets and early stage treatments which we currently have under development. We look forward to making more information about this technology at the appropriate time in line with our current strategy to focus on the further development and protection of our technology and intellectual property assets. Our HIV technology is still being kept in stealth mode, since we intend to add to our provisional patent portfolio.

Post-Acquisition Progress

Today, our portfolio is more balanced both in HIV (with three treatments) and in oncology (with several products in development based on our novel allogeneic genetically modified dendritic cell technology).

HIV Treatments

Following the acquisition of Enochian Biopharma, we have a multidimensional HIV portfolio with novel treatments related to HIV. Currently, provisional patents have been filed for technology related to the development of an HIV treatment designed for the developed world, an HIV vaccine and an HIV treatment designed for the developing world.

Cancer Treatments

In addition to our work in the field of HIV, we have been diligently working to revamp and update our oncology program. After consultation with our scientific team, we have undertaken an effort to improve our Phase III MCV Colon cancer treatment, which is now our new ENO-4001 colon cancer treatment.

Furthermore, in collaboration with our medical consultants, we have developed a technology for the use of genetically modified allogeneic dendritic cells, and a provisional patent has been filed to cover this technology. These dendritic cells have been used in a wide variety of cancers, including renal cell carcinoma, leukemia and colon cancer in terminally ill patients. Data has been collected on the use of these dendritic cells, and we expect to publish case studies on the data in the near future.

Since we are actively developing treatments in both the HIV and oncology fields, we have commissioned an updated independent valuation of our combined pipeline. We look forward to disclosing the updated valuation at the appropriate time.

Scientific Advisory Board and Scientific Staff

We are grateful to have the guidance and support of leading scientists in the fields of HIV, gene therapy and oncology on both our Scientific Advisory Board (SAB) and Board of Directors. Currently our SAB is comprised of Dr. Hans Peter Kiem, Dr. Steven Deeks and Dr. Mark Dybul. We are also in discussions with other candidates interested in joining our SAB, and we look forward to working with some of the brightest minds in our fields of research.

On the advice of our scientific team, we have hired several new highly skilled clinical and research employees to pursue the development of our pipeline, including a senior project manager.

We will continue to hire additional R&D employees with expertise in cell and molecular biology to complete our development team. We also plan to hire an acting Chief Medical Officer. We will be undertaking our research primarily out of our new research facility located in Los Angeles, California.

Independent Directors

We are committed to strong corporate governance, and in February, 2018 our Board appointed 3 independent directors and created 3 committees composed entirely of independent directors, which we believe strengthens our company. Currently Ms. Evelyn D’an, Mr. James Saperstein and Dr. Mark Dybul serve as our independent directors and on our Audit, Nominating and Corporate Governance, and Compensation Committees, respectively. We believe this improved corporate governance with experienced, independent directors is crucial to our goals of creating a world class biotechnology company and providing value to our shareholders. On February 23, 2018, we applied to list on the Nasdaq Capital Market and are awaiting a decision from Nasdaq.

Collaboration and Future Outlook

We are currently in negotiations with an institutional partner, and we plan to engage in a joint research project related to our HIV treatments in the near future. We are also continuing our arrangements with our existing medical consultants, and we believe our level of collaboration and engagement with established institutions will continue to grow.

We are happy to share with you that in the past year our company has grown and made significant progress. We now have a broader and more balanced portfolio with drug candidates both in HIV and oncology, a team focused on developing the products in our pipeline to commercialization, improved corporate governance, a functional R&D facility in Los Angeles (Century City Medical Plaza, 2080 Century Park East, Suite 906) and collaborations under negotiation with a major scientific institution.

Very truly yours,

/s/ René Sindlev

Chairman of the Board of Directors

/s/ Eric Leire

Chief Executive Officer

Forward-Looking Statements

Statements in this letter that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects” or similar expressions. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks set forth in Enochian’s most recent Annual Report on Form 10-K filed with the SEC and risks specific to the matters described herein, such as the success of the technology described herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and DanDrit undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

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